Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement of Altus Midstream Company on Form S-8 of our report dated August 30, 2019, relating to the financial statements of Breviloba, LLC included in the Current Report on Form 8-K/A of Altus Midstream Company, filed with the Securities and Exchange Commission on September 27, 2019.

/s/ Deloitte & Touche LLP

Houston, Texas

November 4, 2019